Exhibit 10.3

February 28, 2025

Steve Flannery

Dear Steve,

This letter serves as an amendment to the letter dated August 27, 2024 from Sealed Air to you related to the terms of your employment (the “Original Offer Letter”) and January 29, 2025 (the “Amended Offer Letter”). All other terms and conditions of the Original Offer Letter and Amended Offer Letter are unchanged.

1.Any and all references to a repatriation date of January 31, 2025 shall be replaced with a date of July 11 2025, at which time your temporary assignment will officially end and you are expected to repatriate back to United States. Once you repatriate, your primary work location will be Charlotte, NC. You are expected to relocate to Charlotte within 18 months of your start date, as specified in the Original Offer Letter.

2.The terms of your cash sign-on bonus shall be as follows:

Your one-time sign-on bonus in the gross amount of $400,000 is contingent upon your successful repatriation to the U.S. by no later than July 11, 2025. The sign-on bonus shall be payable in a single cash payment (after required tax withholdings) on the first regular payroll date following your repatriation, and no later than Aug 15, 2025. You will be required to execute a Bonus Repayment Agreement prior to receipt of the sign-on bonus which requires repayment to the Company of the full amount of the sign-on bonus within thirty (30) days after your termination date, should you voluntarily resign your position prior to the first anniversary of your Start Date.

Steve, we continue to be most enthusiastic about your leadership role at Sealed Air. Please execute this letter within 7 days of receipt.

Sincerely,

/s/ Dustin Semach
Dustin Semach
President and Chief Executive Officer
Sealed Air Corporation

Accepted By:

/s/ Steve Flannery
Steve Flannery
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